Exhibit 12-A




                CHRYSLER FINANCIAL CORPORATION AND SUBSIDIARIES

              COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES



                                                                    Three Months Ended
                                                                         March 31,
                                                                        (Unaudited)
                                                                   ----------------------
                                                                   1996              1995
                                                                   ----              ----
                                                                    (dollars in millions)

   Net Earnings before cumulative effect
      of changes in accounting principles                           $ 98              $ 69
         Add back:
            Taxes on income                                           56                40
            Fixed charges                                            220               217
                                                                    ----              ----

              Earnings available for fixed charges                  $374              $326
                                                                    ====              ====

         Fixed charges:
            Interest expense                                        $216              $213
            Rent                                                       4                 4
                                                                    ----              ----

              Total fixed charges                                   $220              $217
                                                                    ====              ====

   Ratio of earnings to fixed charges                               1.70              1.50
                                                                    ====              ====



The ratios of earnings to fixed charges have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).